www.TractorSupply.com

TRACTOR SUPPLY COMPANY ANNOUNCES PLANNED
CHAIRMAN OF THE BOARD SUCCESSION
~ Cynthia T. Jamison to Succeed James F. Wright Chairman on January 1, 2014 ~

Brentwood, Tennessee, November 4, 2013 - Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced that its Board of Directors has elected Cynthia T. Jamison, 54, to succeed James F. Wright as Chairman of the Board upon the conclusion of Mr. Wright’s term at the end of the year. Ms. Jamison will become Chairman effective January 1, 2014. Mr. Wright will resign his position as a board member effective December 31, 2013, consistent with Mr. Wright’s plan to serve as Executive Chairman of the Board with a term of one year, as previously announced in September 2012.

Greg Sandfort, the Company’s President and Chief Executive Officer stated, “We are thrilled by the Board’s decision to appoint Cindie as Chairman upon the conclusion of Jim’s term. Cindie has been our Lead Director since 2010, and has served on the Company’s Board since 2002. Her tenure on Tractor Supply’s Board, broad financial and business background and other board directorships make her a strong fit to lead our Board. We are confident the Chairman transition will be smooth, enabling our continued focus on the strategic initiatives to grow and improve our business.”

Mr. Sandfort added, “We would also like to thank Jim for his dedication, commitment and contributions to Tractor Supply since joining the Company in 2000. Jim’s vision and leadership over the past decade as Chief Executive Officer, Chairman and Executive Chairman have been instrumental to Tractor Supply’s growth and success. Since 2000, the Company’s revenues grew from $759 million to more than $5 billion in 2013, market capitalization from $80 million to its current level of nearly $10 billion and its store base from 305 stores in 28 states to more than 1,245 stores in 48 states today.”

Ms. Jamison’s other directorships include: Office Depot, Inc. since 2013, B&G Foods, Inc. since 2004, Cellu Tissue Holdings, Inc. from 2010 to 2011, and Horizon Organic Holding Corporation from 2001 to 2004. Ms. Jamison served as Chief Financial Officer of AquaSpy, Inc. from 2009 to 2012, was the National Director of CFO Services and Operating Committee Member of Tatum, LLC from 2005 to 2009 and partner in Tatum, LLC from 1999 to 2009. Ms. Jamison holds an M.B.A. from the University of Chicago and a B.A. in Economics and Political Science from Duke University. Ms. Jamison is a Certified Public Accountant in the state of Illinois.

About Tractor Supply Company
At September 28, 2013, Tractor Supply Company operated 1,245 stores in 47 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including lawn and garden items, power equipment, gifts and toys; (4) maintenance products for agricultural and rural use; and (5) work/recreational clothing and footwear.